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                                                                   Exhibit 10.24


                               FIRST AMENDMENT TO
                               SUB-LEASE AGREEMENT
               CLOVERLEAF COLD STORAGE CO. - THE TITAN CORPORATION

         THIS AGREEMENT is entered into effective as of February 1, 2001. It amends that certain sub-lease agreement (the "Sub-Lease") entered into effective as of September 1, 1999, by and between CLOVERLEAF COLD STORAGE CO., an Iowa corporation ("Landlord"), whose address for the purpose of this Agreement is 2800 Cloverleaf Court, Sioux City, Iowa 51111, and THE TITAN CORPORATION, a Delaware corporation ("Tenant"), whose address for the purpose of this Agreement is 3033 Science Park Road, San Diego, California 92121.

         IN CONSIDERATION of the mutual covenants contained in this agreement, the parties agree to amend the Sub-Lease as follows:

I.   Section 2. of the Sub-Lease is amended to read as follows:


     2. TERM. The term of this Sub-Lease shall be for twenty (20) years, commencing on the Commencement Date and shall expire at midnight on the day preceding the 20th anniversary of the Commencement Date unless sooner terminated as herein provided.

     A. COMMENCEMENT DATE: The parties agree that the Commencement Date shall be February 1, 2000. The Commencement Date shall constitute the commencement of the term of this Sub-Lease for all purposes, whether or not Tenant has actually taken possession. If Tenant takes possession of the Demised Premises prior to the Commencement Date, Tenant shall pay, in advance, additional rental, pro-rated on a per diem basis. Tenant's entry into the Demised Premises to perform Tenant's work on installing its equipment shall not be deemed to constitute taking possession, if such entry occurs before the Completion Date.

     B. OPTION TO REDUCE TERM OF SUB-LEASE. If this Sub-Lease shall be in force and effect on the day preceding the 10th anniversary of the Commencement Date Date (the "Early Termination Date") and Tenant on such date shall have fully performed all of its obligations hereunder, and if Tenant is not in default under any terms of this Sub-Lease, Tenant shall have the option to reduce the term of this Sub-Lease to ten (10) years, so that it would expire at midnight on the Early Termination Date. Tenant must provide Landlord with written notice of its intent to exercise this option at least 180 days prior to the Early Termination Date. If said option is exercised, Tenant shall continue to timely pay all amounts due under this Sub-Lease through the day preceding the Early Termination Date and in addition, complete and pay in full for the removal of Special Buildout Improvements as required by Section 29 of this Sub-Lease on or before the day preceding the Early Termination Date. Failure to do so shall constitute a default by Tenant.


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II.  Section 4 of the Sub-Lease is amended to read as follows:

     4.   RENTAL.

     A. BASIC RENTAL. Tenant shall pay annual Basic Rental at the rates provided below in equal monthly installments, in advance, with the first installment due on the Commencement Date, and subsequent installments due on the first day of each and every month thereafter, at the corporate mailing address of Landlord, 2800 Cloverleaf Court, Sioux City, IA 51111 or at such other places as Landlord may designate in writing. Said basic rental is subject to increase based upon the fluctuation of the Consumer Price Index as set forth hereinafter.

          Such annual Basic Rental shall be fixed for the first year of the Sub-Lease term, but shall be adjusted annually thereafter for the remainder of the Sub-Lease term. Said adjustment for the first year shall be effective beginning on the first anniversary of the Commencement Date, with an adjustment for each succeeding year of the Sub-Lease term being made on each succeeding anniversary of the Commencement Date. The adjustments shall reflect and compensate Landlord annually for decreases in the purchasing power of money, if any, as measured by the current Consumer Price Index as more specifically described below. In no event will the rental be less than that of the preceding year. A detailed formula of the annual adjustment of rent as aforesaid is specifically set out hereinafter:

          "BASIC RENTAL" for the leased square footage shall be the sum of the annual square foot rental rates indicated below multiplied by the leased square footage for each type of space, for the entire Demised Premises.


               Type of Space                      Square Footage                     Annual Rate
               Office                             4,839 sq. ft.                      $10.50/sq. ft.
               Rest of Demised Premises           14,560 SQ. FT.                     $17.50/sq. ft.
                                                  --------------
               Total Square Footage               19,399 sq. ft.


          The initial Base Rental shall be $25,467.00 per month ($305,610.00 per year)

          "BASE INDEX" shall mean the October 1998 level of the "Consumer Price Index - Urban Wage Earners & Clerical Workers (CPI-W) - All Items - U.S. City Average (1982-84 = 100)", as published by the Bureau of Labor Statistics, U.S. Department of Labor.

          "CURRENT INDEX" shall mean the level of the same index published for the month of October of each year prior to the commencement of each applicable annual adjustment term.

          "ADJUSTED RENTAL" shall be the adjusted annual square foot Basic Rental produced by multiplying the BASIC RENTAL by the ratio of the CURRENT INDEX to the BASE INDEX, i.e.:

          ADJUSTED RENTAL = BASIC RENTAL x (CURRENT INDEX/BASE INDEX)

     B. SPECIAL BUILDOUT RENTAL: In addition to Basic Rental, Tenant shall pay to Landlord Special Buildout Rental. Special Buildout Rental shall be charged for


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         Landlord provided Tenant Improvements, specifically: (1) the construction of the containment room and other buildout within the main production room (including but not limited to the maintenance office, control room, dosimetry lab, etc.); (2) construction of the office and interior buildout to Tenant's specifications (including, but not limited to, telephone, data and alarm cabling), but only to the extent such costs exceed an allowance of $261,306; and (3) expediting expenses.

          In consideration of the actual costs of Tenant Improvements provided by Landlord and previously audited by Tenant, Special Buildout Rental shall be a monthly amount of $40,850 beginning on the Commencement Date through and including the month of January 2001, and thereafter the Special Buildout Rental shall be a monthly amount of $24,582 beginning February 1, 2001 through and including the month of January 2010. However, notwithstanding anything to the contrary in the Sub-Lease, as amended, if the Tenant vacates the premises prior to the Early Termination Date, the Special Buildout Rental for the remaining months through the Early Termination Date shall become immediately due and payable.

     C. RESTORATION & OTHER AMOUNTS. In addition to the Basic Rental and Special Buildout Rental, Tenant shall pay to Landlord the amounts provided in Section 29 and all other amounts provided for under the other terms of this Sub-Lease. All amounts payable under this Sub-Lease shall be deemed rent for all purposes, including default and collection.

     E. Any rental or other payments not paid within 20 days of the due date as stated herein shall bear interest of 12% per annum.

     All other provisions of the Sub-Lease shall remain in full force and effect.

     CLOVERLEAF COLD STORAGE CO.                 THE TITAN CORPORATION



                                                       /s/ L.L. Fowler
     ---------------------------------           -------------------------------
     Daniel F. Kaplan                            L.L. Fowler
     Vice President & Secretary                  Vice President

STATE OF IOWA              )

COUNTY OF WOODBURY )

On _______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally came Daniel F. Kaplan, to me personally known to be the Vice President and Secretary of said Cloverleaf Cold Storage Co., who is personally known to me to be the identical person whose name is affixed to the foregoing agreement, and acknowledged the execution thereof to be his voluntary act and deed as such officer and the voluntary act and deed of said corporation.

                                                 --------------------------
                                                 Notary Public

Attach California All-Purpose Acknowledgement of signature by L.L. Fowler